Exhibit 4.41

Important Notice:

Dear customer, to protect your rights and interests, please read this Agreement carefully before signing, especially the terms in boldface. In case of any doubt, please promptly ask for our clarification. If you still have questions or doubts, please consult your attorney and relevant professionals.

Credit Agreement

(Applicable to working capital loan not requiring a separate loan contract)

                                         No.: 755XY2021040155

Credit Provider: China Merchants Bank Shenzhen Branch (hereinafter "Party A")

Credit Applicant: Shenzhen Xunlei Networking Technologies Co., Ltd. (hereinafter "Party B")

Upon Party B's application, Party A hereby agrees to provide a credit line for Party B. Now therefore, in accordance with applicable laws and regulations, Party A and Party B (hereinafter "the Parties"), through adequate negotiation, hereby make and enter into this Credit Agreement (hereinafter "this Agreement"), subject to the following terms and conditions.

1. Credit Line

1.1 Under this Agreement, Party A will extend a credit line of One Hundred Million RMB (including other currencies of equivalent value converted at the exchange rate published by Party A at the time when a specific transaction actually occurs, same below) (including revolving credit line and/or one-time credit line) (hereinafter "the Credit Line").

If there is an outstanding balance of any credit services under the previous Credit Agreement (No.: 755XY2020027317) (insert the name of the agreement here) between Party A (or its affiliate) and Party B, it shall be automatically included under this Agreement and directly occupy the Credit Line under this Agreement.

1.2 The Credit Extending Period is 12 months from November 25, 2021 to November 24, 2022. If Party B needs to use the Credit Line to handle the specific credit services, Party B shall submit an application for the utilization of the Credit Line to Party A within this period, and Party A shall not accept Party B's application for the utilization of the credit limit beyond the expiry date of the Credit Extending Period, except as otherwise stipulated in this Agreement.

1.3 Credit products and services offered under the Credit Line include without limitation one or more credit products or services of: loan/order loan, trade financing, bills discount, commercial bills acceptance, commercial acceptance bills confirmation/ reimbursement, international/domestic guarantee, customs payment guarantee, legal-person account overdraft, derivative transaction, gold lease, etc. (hereinafter "Credit Services").

"Trade financing" includes without limitation such service types as international/domestic letter of credit, import bill advance, delivery guarantee, advance against import documentary collection, packing finance, export bill advance, export negotiation, advance against export documentary collection, import/export remittance financing, credit insurance financing, factoring, commercial paper guarantee, etc.

1.4 Revolving credit line is the maximum balance sum of principals of one or more foregoing Credit Services offered by Party A to Party B during the Credit Extending Period, which can be used by Party B on a continuous and revolving basis.

One-time credit line is the one-time credit line approved by Party A which the cumulative amount of all foregoing Credit Products offered by Party A to Party B cannot exceed. Party B shall not the one-time credit line on a revolving basis, and the corresponding amounts of several credit services utilized by Party B shall occupy the one-time credit line until the cumulative amount is used up.

2. Credit Line Occupation Arrangements

2.1 The specific credit services applied by Party B and approved by Party A during the Credit Extending Period shall be automatically included under this Agreement and occupy the Credit Line under this Agreement.

2.2 If Party A provides import factoring with Party B as the payer (accounts receivable debtor), the accounts receivable debt against Party B acquired by Party A under the service will occupy the foregoing Credit Line; if Party B applies for the provision of domestic seller factoring or export factoring service from Party A with Party B as payee (accounts receivable creditor), the payment made by Party A with its own funds or other funds of lawful sources to Party B for acquisition/purchase payment of accounts receivable debt held by Party B will occupy the foregoing Credit Line.

2.3 If Party A entrusts other branches of China Merchants Bank to issue back-to-back letter of credit to the beneficiary according to its internal procedures after issuing the letter of credit, such letters of credit and documentary credits and delivery guarantees arising thereunder will occupy amounts of the Credit Line.

Under the import letter of credit service, if any subsequent import bill advance is made under the same letter of credit, the letter of credit and import bill advance will occupy the same amount of the Credit Line at different stage. That is to say, when an import bill advance is made, amount recovered after payment by the letter of credit will be reused to make import bill advance, and will be deemed to occupy the same amount as the original import letter of credit.

3. Approval and Utilization of Credit Line

3.1 The type of Credit Line hereunder (revolving credit line or one-time credit line) and applicable types of Credit Services, credit amounts extended for different types of Credit Services, whether different types of Credit Services can be swapped, and specific conditions for utilizing the Credit Line are subject to approval of Party A. If Party A makes any adjustment to its original approval according to Party B's application during the Credit Extending Period, any subsequent approvals issued by Party A will constitute supplements and modifications to the original approval, and so on.

3.2 Party B shall apply for utilization of the Credit Line one by one by submitting the required documentation to Party A, and the credit service shall be carried out on a case-by-case basis only upon approval. Party A shall have the right to decide whether to approve each application based on its internal management requirements, Party B's operation status and other relevant conditions, and may reject Party B's application at its sole discretion without assuming any legal liability to Party B. Where there is any inconsistency between this provision with any other provisions hereof, this provision shall prevail.

3.3 When a specific credit service is carried out upon approval of Party A, the specific texts signed by Party A and Party B on the specific credit service (including but not limited to single-transaction agreement/application, framework agreement, or specific business contract) shall constitute an integral part of the Credit Agreement. The amount, interest rate, term, purpose, fee and other transaction elements of each loan or other credit services will be subject to separate service agreements, transaction vouchers (including but not limited to drawdown application, certificate of indebtedness (if any)) confirmed by Party A and the transaction records in Party A's system. The interest rate hereunder shall be calculated by simple interest, unless otherwise specified by separate service agreements, transaction vouchers (including without limitation certificate of indebtedness) confirmed by Party A and the transaction records in Party A's system.

If Party B applies for a working capital loan within the credit line, Party A and Party B shall not sign the Loan Contract separately. Party B shall submit an application for each drawdown, and Party A shall review and approve the same one by one.

3.4 Party A shall have the right to regularly or irregularly adjust the benchmark interest rate or interest rate pricing method for loan/other credit services under this Agreement in line with changes in relevant national policies, domestic and overseas market conditions, or its credit policy. Such adjustment shall take effect after Party A notifies Party B (by announcement published at Party A's banking outlet or on the official website of China Merchants Bank, or notice served to Party B at any contact address/method reserved in this Agreement;) if Party B does not accept the adjustment, it shall make early repayment, otherwise it shall be deemed to be acceptance of such adjustment.

Where there is any inconsistency between this provision with any other provisions hereof, this provision shall prevail.

3.5 Duration of each loan or other credits within the scope of the Credit Line shall be determined according to Party B's business need and Party A's business management rules; the expiration date of each specific service may be later than that of the Credit Extending Period (unless otherwise required by Party A).

3.6 During the Credit Extending Period, Party A shall have the right to assess Party B's operating and financial status on an annual basis, and adjust the usable credit line of Party B based on the assessment result.

4. Interest Rate on Working Capital Loan

4.1 The interest rate of any loan hereunder shall be specified by Party B in the corresponding drawdown application and determined upon approval by Party A. If the drawdown application is inconsistent with the certificate of indebtedness (if any) for the loan or the relevant records in Party A's system, the certificate of indebtedness (if any) or the relevant records in Party A's system shall prevail.

4.2 If Party B fails to utilize any loan as agreed herein, Party B will be charged a penalty interest with regard to the portion not used for the agreed purpose, from the date of such failure, at the original interest rate plus 100%. The original interest rate shall refer to the interest rate applicable prior to the use of the loan for the purpose not agreed upon.

If Party B fails to repay the loan on time, it will be charged overdue interest (penalty interest) at the original interest rate plus 50% (overdue loan interest rate) with regard to the overdue portion from the date of becoming overdue. The original interest rate shall refer to the interest rate applicable before the maturity date of the loan (including early maturity date), or prior to the last floating period before the maturity date (including early maturity date) in case of a floating interest rate.

If the overdue loan is used for the purpose not agreed upon, the higher interest rate as set forth above shall be used to calculate the interest.

4.3 During the loan period, any adjustment to the loan interest rate made by the People's Bank of China shall be observed.

4.4 If the loan maturity date is a public holiday, it shall be extended automatically to the first business day after the holiday. And the interest shall be calculated based on the number of days that the loan proceeds have been actually used.

4.5 Party B shall pay the interest on each interest date, and Party A may debit the interest payable directly from any account of Party B with China Merchants Bank. If the last repayment date of loan principal is not an interest date, the last repayment date shall become an interest payment date, and the Borrower shall pay up the interest payable on the loan principal on that date. If Party B fails to pay any interest on time, compound interest at overdue interest rate set forth in this provision shall be imposed in respect of the unpaid interest (including penalty interest).

5. Guarantee Clause

5.1 For any debts owed by Party B to Party A under this Agreement, Party B or a third party recognized by Party A shall provide collateral (pledge) guarantee or joint guarantee, and Party B or the third party as guarantor shall issue or sign a separate guarantee agreement as required by Party A.

5.2 Party A shall have the right to refuse to provide credit facility to Party B if the guarantor fails to sign the guarantee agreement and complete the guarantee provision procedures in accordance with the provisions of this Article (including the case that the accounts receivable debtor raises an objection to the accounts receivable before pledge).

5.3 When the mortgagor provides real estate mortgage as security for Party B's debts to Party A hereunder, if Party B is aware that the mortgaged assets are already or likely to be included in the government's demolition and expropriation plan, it shall inform Party A promptly and urge the mortgagor to renew security for Party B's debts with the compensation offered by the demolition party and go through corresponding security procedures as per provisions of the mortgage contract, or provide other security measures acceptable to Party as per Party A's requirements.

6. Rights and Obligations of Party B

6.1 Party B shall have the rights to:

6.1.1 Require Party A to provide loans or other credits within the scope of the Credit Line in accordance with the terms and conditions hereof;

6.1.2 Make use of the Credit Line in accordance with the terms and conditions hereof;

6.1.3 Require Party A to maintain confidentiality for information provided by Party B regarding Party B's production, operation, properties, accounts and other aspects, unless otherwise required by this Agreement;

6.1.4 Transfer its debts to a third party with Party A's written consent.

6.2 Party B shall be obligated to:

6.2.1 Provide authentic documents required by Party A (including but not limited to, on the frequency required by Party A, provide authentic financial books/statements and annual financial reports, important decisions and changes in production, operation and management, money drawdown/utilization information, information on collateral, etc.), information on Party B's financing from other financial institutions and non-financial institutions (including the financing that Party B has obtained and is applying for at the time of execution of this Agreement), and information regarding all banks of deposit, account numbers and deposit & loan balances; ensure the authenticity, accuracy and integrity of all the document provided, and cooperate with Party A's investigation, review and inspection;

6.2.2 Accept Party A's inspection on its utilization of credit facility proceeds and related production, operation and financial activities;

6.2.3 Make use of the loans and/or other credits in accordance with provisions of this Agreement and separate agreements and/or the committed purposes;

6.2.4 Repay on time principals, interests and fees of loans, advances and other credits in accordance with provisions of this Agreement and separate agreements;

6.2.5 Obtain Party A's written consent before transferring debts hereunder to any third party in whole or in part;

6.2.6 Inform Party A promptly and actively coordinate with Party A in arranging for measures to secure repayment of principals, interests and fees of all loans, advances and other credits hereunder under any condition as follows:

6.2.6.1 Material financial loss, loss of assets or other financial crisis has occurred;

6.2.6.2 Party B provides a loan or guarantee for the benefit or protection of a third party against loss, or provides mortgage (pledge) with its own property (right);

6.2.6.3 Suspension of business, revocation or deregistration of business license, filing or being filed for bankruptcy or dissolution, etc.; or change in key enterprise information, such as enterprise name, registered address, business address, and beneficial owner; Any change occurs to the Borrower's controlling shareholder/de facto controller; or Party B's legal representative/principal person-in-charge, director or key senior manager is changed, or is punished/restricted by the competent State authority for violating the law, discipline, etc., or goes missing for more than seven days, which may affect its normal operations;

6.2.6.4 Its controlling shareholder or other related company and de facto controller suffers a significant operating or financial crisis, which affects its normal operations; or its controlling shareholder/de facto controller abuses the independent legal person status or the limited liability of shareholder, evades debt, suspends operation, goes out of business, gets business license revoked, files or is filed for bankruptcy or dissolution, is punished by competent authority, commits a crime, or is involved in a significant legal dispute; or its legal representative or legal representative/principal person-in-charge, director or key senior manager of its controlling shareholder or other related company and de facto controller, is changed, or is punished/restricted by the competent State authority of for violating the law, discipline, etc., or goes missing for more than seven days, which may affect its normal operations.

6.2.6.5 The amount of the related party transaction with its controlling shareholder and/or other related companies or de facto controller reaches more than 10% of the net assets of Party B (Party B's notice shall at least cover the relationship between the Parties to the transaction, the transaction item and nature, the transaction amount or the corresponding proportion, pricing policy (including transaction with no amount or only symbolic amount), etc.);

6.2.6.6 Any litigation, arbitration or criminal/administrative penalty has been brought by or against it, causing material negative effect on its operation or financial status;

6.2.6.7 Party B or its de facto controller is burdened with a large amount of lending with usurious interest rate; or has bad records such as re-extension, delinquency and interest payment default in other financial institutions; or Party B's related enterprise suffers a debt crisis due to disruption of capital chain; or Party B's project is halted or suspended or involves a significant investment mistake;

6.2.6.8 Any other significant matter occurs that may affect the solvency of Party B and/or its controlling shareholder/de facto controller.

6.2.7 Party B shall not be slack in managing or claiming its mature debts or dispose of its existing major properties without compensation or by other improper means.

6.2.8 Party B must obtain Party A's prior written consent before engaging in consolidation (merger), separation, restructuring, equity joint venture (cooperative joint venture), transfer of property rights or equity, reforming its shareholding system, overseas investment, increasing debt financing, etc.

6.2.9 In the case of dynamic pledge of accounts receivable, Party B shall guarantee that the credit balance at any time point during the Credit Extending Period is lower than 70% of the balance of the pledged accounts receivable, otherwise, it must provide new accounts receivable acceptable to Party A as pledge or margin (the margin account number is account number deposit automatically generated or recorded by Party A's system at the time of deposit of the margin, the same as below), until the balance of the pledged accounts receivable ×70% + valid bond > credit balance.

6.2.10 In the case of bond pledge, if fluctuation in exchange rate results in the balance of the bond account being lower than 95% of the amount of the corresponding credit service, Party B shall have the obligation to provide additional amount of bond or other guarantee as required by Party A.

6.2.11 Party B shall guarantee that payments for goods under import shall be collected into the account designated by Party A; under export negotiation, shall transfer bills and/or documents under the letter of credit to Party A.

6.2.12 Party B shall guarantee that settlement, payment and other receipt and payment activities are primarily carried out in its bank settlement account with Party A. During the Credit Extending Period, Party B's share of settlement transactions in the designated account shall be, at a minimum, Party B's share of Party A's financing in all banks.

7. Rights and Obligations of Party A

7.1 Party A shall have the following rights to:

7.1.1 Require Party B to fully repay on time principals and interests of all loans, advances and credit debts under this Agreement and separate agreements;

7.1.2 Require Party B to provide documents and information related to its utilization of the Credit Line;

7.1.3 Ask for information about Party B's production, operation and financial activities;

7.1.4 Supervise that Party B is utilizing loans and/or other credits for the purposes agreed upon in this Agreement and separate agreements; when it is required by its business, unilaterally suspend or restrict the corporate online banking/corporate APP/other online function of Party B's account (including but not limited to closing online banking/corporate APP/other online function, presetting list of payees/single payment limit/phase payment limit, and other restrictions) and other electronic payment channels, restrict sale of settlement vouchers, or restrict payment or transfer at the counter, telephone banking, mobile banking and other non-counter payment and exchange functions of Party B's account;

7.1.5 Authorize other branches of China Merchants Bank in the place where the beneficiary is located to issue letter of credit to the beneficiary according to its internal procedures.

7.1.6 Debit amounts from any account of Party B at any outlet of China Merchants Bank for repayment of Party B's debts under this Agreement and separate agreements (if credit debts are not denominated in RMB, to purchase or trade foreign exchange from Party B's any account at the exchange rate published by Party A at the time of debiting to repay principals, interests and fees of the credit debts);

7.1.7 Transfer its claims against Party B, and inform Party B about the transfer and collect from Party B by appropriate means at its sole discretion, including but not limited to fax, mailing, personal service, announcement on the public media, etc.;

7.1.8 Monitor and entrust other China Merchants Bank outlets to monitor Party B's accounts, and control payment of loan proceeds according to the loan purposes and payment scope agreed by the Parties;

7.1.9 Where Party A is aware that Party B falls under any of the circumstances stipulated in Article 6.2.6 herein, Party A shall have the right to require Party B to arrange for measures to secure repayment of the principal and interest on all loans under this Agreement and all associated costs as per the requirements of Party A, and Party A shall also have the right to directly take one or more remedial measures against the default specified in the clause herein with the heading "Breach Events and Treatment".

7.1.10 Other rights provided hereunder.

7.2 Party A shall be obligated to:

7.2.1 Extend loans or other credits to Party B within the scope of the Credit Line according to the conditions provided under this Agreement and separate agreements;

7.2.2 Maintain confidentiality for the status of Party B's assets, finance, production and operation, unless otherwise required by laws and regulations or by the regulatory authority, or unless it is provided to Party A's superior or subordinate institutions or external auditors, accountants or lawyers carrying the same confidentiality obligation.

8. Party B hereby makes the following guarantees:

8.1 Party B is an entity with legal-person qualification lawfully established and existing under the laws of the People's Republic of China, its procedures for registration and annual reports publication are true, lawful and valid, and it has full capacity for civil conduct to sign and perform this Agreement;

8.2 Party B has obtained full authorization from its board of directors or any other authorities to sign and perform this Agreement;

8.3 Documents, data, certificates and other information provided by Party B regarding Party B, the Guarantor, mortgagors/pledgors and mortgaged/pledged assets are authentic, accurate, complete and valid, and do not contain material error or omission of any material fact that is inconsistent with the facts;

8.4 Party B shall strictly observe provisions of all separate transaction agreements and all letters and documents that it issues to Party A;

8.5 No litigation, arbitration or criminal/administrative penalty that may have material adverse consequences on Party B or its main property has taken place at the time of signing this Agreement and no such litigation, arbitration or criminal/administrative penalty will take place during the execution of this Agreement. In case any such condition occurs, Party B shall immediately notify Party A;

8.6 Party B shall strictly abide by national laws and regulations in its business activities, carry out various businesses in strict accordance with the business scope stipulated in its business license or approved according to the law, and perform the procedures for enterprise (legal person) registration, annual reporting and business term renewal/extension on time;

8.7 Party B shall maintain or improve the current operation and management level, ensure the maintenance and appreciation of its existing assets, do not give up any mature debt claims, and do not dispose of existing main properties without compensation or by other inappropriate ways;

8.8 Without permission of Party A, Party B shall not repay other long-term debts in advance.

8.9 The loans applied under the credit shall comply with the requirements of laws and regulations, and the loans shall not be used illegally for investment in fixed assets, equity, etc., for the speculation and sale of securities, futures and real estates, for mutual borrowing to obtain illegal income, for the production or operation sectors and purposes prohibited by the State, or for the purposes other than those specified herein and separate transaction agreements.

If the loan proceeds are paid independently by the Borrower, Party B shall report the payment status to Party A regularly (at least monthly). Party A shall have the right to check whether the payment is in line with the agreed purpose through account analysis, voucher verification, site investigation, etc.

8.10 At the time of signing and performing this Agreement, Party B has not had any other major events affecting the performance of its obligations hereunder.

9. Special Provisions on Working Capital Loan

9.1 Drawdown and Use of Loan

The working capital loan hereunder may be used by Party B through independent payment or entrusted payment.

9.1.1 Independent Payment

Independent payment means that Party B pays the loan proceeds independently to its transaction counterparties for the agreed purpose after Party A disburses the loan amount to Party B's account upon receipt of Party B's drawdown application.

9.1.2 Entrusted Payment

Entrusted payment means that Party A pays the loan proceeds via Party B's account to any transaction counterparties of Party B for the agreed purpose based on Party B's drawdown application and payment entrustment. For the loan proceeds paid through entrusted payment, Party B shall grant Party A the authority to make payments via Party B's account to any transaction counterparties of Party B on the loan disbursement date (or a business day following loan disbursement).

9.1.3 In any of the following circumstances, Party B shall adopt the method of full-amount entrusted payment unconditionally:

9.1.3.1 A single drawdown by Party B exceeds RMB Ten Million (inclusive, or equivalent foreign currency);

9.1.3.2 Party A requires Party B to adopt the method of entrusted payment as required by regulatory authority or risk control.

9.1.4 In case of entrusted payment, the disbursed loan proceeds shall be paid with Party A's approval, and Party B shall not circumvent Party A's supervision through online banking, inverted promissory notes, breaking up the total amount into parts, etc.

9.2. At the time of drawdown, Party B shall submit an application as required by Party A (which shall be affixed with Party B's official seal or Party B's specimen seal at Party A if submitted offline; with a digital certificate or other signatures accepted by Party A if submitted online), certificate of indebtedness (if any) and documents required by Party A according to the specific requirements for independent payment or entrusted payment. Otherwise, Party A shall have the right to reject Party B's drawdown request. Party A shall not be liable for Party B's breach of contract or other losses caused by Party B to its transaction counterparties due to any delay or failure in payment arising from provision of inaccurate and incomplete payment information by Party B.

9.3 Loan Extension

If Party B requests a loan extension because of its failure to make repayment of any loan hereunder on time, it shall submit a written application to Party A one month before the expiration of the relevant loan. If Party A grants an extension, Party A and Party B shall sign a separate extension agreement. If Party A refuses to grant an extension, the loan already used by Party B and the interest payable thereon shall still be repaid pursuant to this Agreement and corresponding certificate of indebtedness or the records in Party A's system.

10. Breach Events and Treatment

10.1 Party B shall be deemed to have breached this Agreement under any of the following circumstances:

10.1.1 It fails to perform or breaches any of the obligations set forth herein;

10.1.2 It makes any special warranty hereunder that is inauthentic or incomplete, or breaches the special warranty and fails to make rectification as required by Party A;

10.1.3 Party B fails to draw or use the loan as agreed herein, repay the loan principal and interest or expenses in full and on time as required herein, use the funds in the collection account as per Party A's requirements, or accept Party A's supervision, without immediate rectification upon request by Party A;

10.1.4 It makes any material breach event related to any lawful and valid contract signed by Party B with any other creditor and such breach is not satisfactorily resolved within three months following the date of breach.

The aforementioned material breach event refers to such breach of Party B that results in its creditor's entitlement to claim from Party B an indemnity of CNY One Million or more.

10.1.5 If Party B is an enterprise listed or applying for listing on the National Equities Exchange and Quotations ("NEEQ"), it experiences significant obstructions or withdraws the application for listing; it is given with warning letters, ordered to make corrections, restricted in the trading of its securities account, or imposed with other self-disciplinary measures by NEEQ, for more than 3 times; or it is subject to disciplinary actions, or its listing is terminated, or other similar circumstances;

10.1.6 When Party B is a supplier of a government procurement agency, the government procurement agency has risk information detrimental to loan repayment to Party A such as delayed payment for three continuous or cumulative periods, or Party B experiences disqualification for supply (inclusion in government procurement blacklist), untimely supply, unstable product quality, operating difficulties, obvious deterioration of financial position (insolvency), project shutdown, etc.

10.1.7 Party B's financial indicators fail to continuously satisfy the requirements stipulated in this Agreement/separate service agreement; or any of the preconditions (if any) for Party A to provide credit facility/financing to Party B as stipulated in this Agreement/separate service agreement is not continuously satisfied.

10.1.8 Party B draws and utilizes the loan by "breaking up the total amount into parts" in order to circumvent entrusted payment of loan proceeds by Party A pursuant to the requirements herein;

10.1.9 The operating activities of Party B may expose Party A to anti-money laundering or sanctions compliance risk.

10.1.10 Other circumstances Party A considers to be harmful to Party A's legitimate rights and interests.

10.2 In the event the Guarantor has any of the following conditions, and Party A considers it may harm the Guarantor's guarantee capability, thus requires the Guarantor to eliminate adverse effect of such circumstance or requires Party B to increase security or change security condition, but the Guarantor and Party B fail to cooperate with such requirement, it will be deemed a breach event has occurred:

10.2.1 A condition similar to one of the conditions described under Article 6.2.6 hereof has occurred, or a condition described under Article 6.2.8 has occurred without Party A's consent;

10.2.2 The Guarantor conceals its actual capability for undertaking the guarantee responsibility or has not obtained authorization from relevant authority when issuing the irrevocable letter of guarantee;

10.2.3 The Guarantor fails to perform on time the annual enterprise reporting procedure, renewal/extension of its business term, or other similar circumstances;

10.2.4 The Guarantor is being slack in managing and claiming for its mature debts or disposes of its existing main properties without compensation or by other improper means.

10.2.5 The Guarantor breaches any obligation, undertaking or statement set forth in any irrevocable letter of guarantee signed by it.

10.3 In the event the Mortgagor (or Pledgor) has any of the following conditions, and Party A considers it may result in failure of creation of mortgage/pledge or deficiency in the value of the mortgaged/pledged asset, thus requires the Mortgagor/Pledgor to eliminate adverse effect of such condition or requires Party B to increase security or change security condition, or the Mortgagor/Pledgor and Party B fails to cooperate with such requirement, it will be deemed a breach event has occurred:

10.3.1 The mortgagor/pledgor has no ownership or disposal right to the mortgaged/pledged asset or the ownership is disputable;

10.3.2 The mortgage/pledge has not been registered, or the mortgaged/pledged asset has been leased, legally resided, seized, retained or supervised, has a common/legal priority (including but not limited to the priority of construction project or movable property payments), has been created with the retained priority of the seller's ownership and the priority of lessor's financing lease, and/or has been concealed with the occurrence thereof;

10.3.3 The mortgagor transfers, leases, re-mortgages or disposes of by any improper means the mortgaged asset without Party A's written consent; or even though such disposal is done with Party A's written consent, the proceeds obtained from disposal of the mortgaged asset is not used to repay Party B's debts to Party A as required by Party A;

10.3.4 The mortgagor fails to properly keep, maintain and repair the mortgaged asset, obviously derogating their value; or the act of the mortgagor directly endangers the mortgaged asset, causing their value to decrease; or the mortgagor fails to obtain/renew insurance for the mortgaged asset as required by Party A during the mortgage term;

10.3.5 The mortgaged asset is or is likely to be included in the government's scope of demolition and expropriation, but the mortgagor fails to inform Party A promptly and perform relevant obligations under the mortgage contract;

10.3.6 In case the mortgagor uses its housing property which it has mortgaged with China Merchants Bank to provide residual mortgage security for the transaction hereunder, the mortgagor pays off his/her personal mortgage loan without Party A's consent before Party B's has paid off its credit debt hereunder.

10.3.7 Where the pledgor provides wealth management product as pledge, the source of funds for subscription of the wealth management product is illegal/non-compliant;

10.3.8 Matters concerning the collateral (pledge) occur or are likely to occur, which affect the value of the collateral (pledge) or the collateral (pledge) rights of Party A.

10.3.9 The mortgagor (or pledgor) breaches any obligation, undertaking or statement set forth in any mortgage/pledge contract signed by it.

10.4 Where accounts receivable are pledged to secure the debt hereunder, if the accounts receivable debtor's business has deteriorated significantly, or the accounts receivable debtor transfers its properties or illegally withdraws capital for the purpose of debt evasion, or colludes with the accounts receivable pledgor to change the payments collection channel to divert payment of accounts receivable from entering the designated collection account, or loses its goodwill, or loses or is likely to lose its capability to perform the pledge agreement, or has any other major event that impairs its solvency, Party A shall have the right to require Party B to provide corresponding security or provide new valid accounts receivable for pledge, failing which, it will be deemed a breach event has arisen.

10.5 Once any of the above breach events has arisen, Party A shall have the right to take the following measures separately or simultaneously:

10.5.1 Reduce the Credit Line hereunder, or stop utilization of the remaining amount of the Credit Line;

10.5.2 Recover in advance principals, interests and related fees of all loans extended within the scope of the Credit Line;

10.5.3 As for bills accepted or letters of credit, letters of guarantee, delivery guarantees and other credit papers issued (including entrusted reissue) by Party A within the Credit Extending Period, regardless if any advance has been made, Party A shall have the right to require Party B to increase the amount of bond, or transfer deposits from its other accounts at Party A into the bond account or deposit the corresponding amounts with a third party, to secure for repayment of future advances made by Party A hereunder;

10.5.4 As for outstanding accounts receivable claim of Party B acquired in factoring service, Party A shall have the right to require Party B to immediately perform the repurchase obligation and adopt other recovery measures in accordance with relevant separate service agreement; as for accounts receivable claim against Party B acquired in factoring service, Party A shall have the right to claim against Party B immediately.

10.5.5 As appropriate, Party A may also directly require Party B to provide other assets acceptable to Party A as new security, failing which, Party B shall be liable to pay liquidated damage equivalent to 30% of the Credit Line hereunder.

10.5.6 Directly freeze/debit deposit in/from any settlement account and/or other account opened by Party B with China Merchants Bank, suspend opening of new settlement account for Party B, and suspend opening of new credit card for legal representative;

10.5.7 Submit Party B's default and dishonesty information to credit standing agencies and banking associations, and have the right to share such information among banking institutions and even make it known to the public by appropriate means;

10.5.8 Dispose of the collateral (pledge) and/or claim compensation from the guarantor as per the provisions of the guarantee agreement;

10.5.9 For a working capital loan granted under the credit, Party A may change the entrusted payment conditions of proceeds and remove the method of independent payment for Party B's use of proceeds;

10.5.10 Claim compensation pursuant to the provisions of this Agreement.

10.6 Funds recovered by Party A will be used to repay credit debts in a last-to-first order according to their respective maturity date. And each credit will be repaid in the following order: fees, liquidated damages, compound interests, penalty interests, interests, and lastly principals of the credit, until all principals, interests and related fees have been fully repaid.

Party A shall have the right to unilaterally adjust the above repayment order, unless otherwise required by laws and regulations.

11. Amendment and Supplement to Agreement

This Agreement may be amended on the basis of consensus and execution of a written agreement between Party A and Party B. This Agreement shall remain valid before a written agreement is executed. Neither party shall unilaterally amend this Agreement without consent of the other party.

Written supplementary agreements made and entered by and between the Parties through negotiation regarding matters not covered hereunder and modifications hereto and all separate agreements entered into hereunder by the Parties shall form appendixes to and constitute integral parts of this Agreement.

12. Other matters

12.1 During the term of validity of this Agreement, any tolerance or grace period given by Party A for any breach or delay of Party B or any delay of Party A in exercising any interest or right hereunder will not prejudice, affect or restrict any rights and interests Party A is entitled to as the creditor under the law and this Agreement, and shall not be deemed as Party A's permission or approval for any breach or waiver of its right to adopt action against any existing or future breach.

12.2 In case this Agreement or any part thereof becomes void or invalid in law due to any reason whatsoever, Party B shall still be liable for all debts owed to Party A hereunder. In such case, Party A shall have the right to terminate performance of this Agreement and immediately claim repayment of all debts owed by Party B hereunder.

If any change in applicable laws or regulations results in increase in Party A's cost for performing its obligations hereunder, Party B shall compensate for Party A's cost increase as required by Party A.

12.3 Any notice, requirement or other document of Party A and Party B with respect to this Agreement ("Notice") shall be transmitted in writing form (including but not limited to mail, fax, email, CMB's e-platforms such as corporate banking/corporate APP, SMS, and WeChat). Party B confirm the address and method of service of documents as follows:

12.3.1 Party B confirms and agrees that Party B's China Merchants Bank corporate online banking/corporate APP and Party B's contact address email, fax number, mobile phone number or WeChat account are used as the addresses for serving business documents and legal documents hereunder to Party B.

For the purpose of this Article, business documents refer to all kinds of business documents such as written confirmation, notice of default, early overdue notice and overdue reminder formed in the course of business transactions under this Agreement; legal documents include notarization documents and judicial documents (including without limitation complaint/arbitration application, evidence, summon, notice of response, notice of proof, notice of court session, notice of hearing, judgment/ruling, order, conciliation statement, notice of performance within a specified time and other legal documents for hearing and execution stages).

The service of documents by Party A, the accepting court or the notary authority using the method agreed herein to the address of service set out in the prior paragraph shall be deemed as valid service.

12.3.2 Party B confirms and agrees that, in case of personal service (including but not limited to service by lawyer/notary public or express delivery), it will be deemed served upon being signed receipt by the addressee (in case of rejection by the addressee, the notification will be deemed served upon the rejection date/return date or seven days following posting, whichever is earlier); in case of postal mail, it will be deemed served seven days following posting; in case of fax, email, China Merchants Bank corporate online banking/corporate APP (i.e., service via China Merchants Banking corporate online banking/corporate APP to Party B), mobile phone SMS, WeChat or other acceptable electronic means, it will be deemed served upon the date of successfully sent as shown by Party A's corresponding system/electronic device. Notification of debt transfer or debt collection to Party B announced by Party A on any public media will be deemed served upon the date of announcement.

12.3.3 If Party B changes its contact address, email, fax, mobile phone or WeChat, it shall inform Party A of such change within five business days of change, otherwise Party A shall have the right to serve documents to the original address or contact information of Party B. Failure to serve documents due to change in address or contact information of Party B will be deemed served upon the date of return or seven days after posting, whichever is earlier. Party B shall bear the loss of such notification failure on its own without prejudice to the legal effectiveness of the service.

12.3.4 Party B further agrees that the court may serve instruments to Party B by electronic means such as China Judicial Process Information Online and National Court Unified Service Platform. If the court serves instruments by electronic means as agreed above, the date of service indicated on China Judicial Process Information Online and National Court Unified Service Platform shall be regarded as the date of service; if the court serves instruments by electronic means, no paper version shall be needed to be served to Party B's contact address.

12.3.5 The address and method of service stipulated in this Article shall apply to all stages of contract performance, dispute settlement, arbitration, court hearing (first instance, second instance, retrial), and execution.

12.4 The Parties agree that, to make an application for the trade financing service, Party B will only need to affix the reserved seal to application form; both parties hereby acknowledge the validity of such seal.

12.5 The Parties acknowledge that when Party B submits an application for credit service for transaction voucher through Party A's electronic platform (including but not limited to corporate banking/corporate APP), the electronic signature generated in the form of digital certificate shall be regarded as a valid signature of Party B that represents the true intention of Party B. Party A shall have the right to issue the relevant transaction voucher according to the application information submitted online, and Party B shall recognize and be bound by its authenticity, accuracy and legality.

12.6 For convenience of business handling, all operations of Party A related to transactions hereunder (including but not limited to applications acceptance, documents review, loans releasing, transaction confirmation, debiting, inquiry, receipt printing, collection, payment debiting and collection and notification) may be processed by any outlet within Party A's jurisdiction which may generate, issue and produce relevant letters and instruments; operations and instruments handled by other outlets within Party A's jurisdiction will be regarded as being done by Party A and be binding on Party B.

12.7 All appendixes hereto shall constitute integral parts of this Agreement and will automatically apply to corresponding specific transaction conducted between the Parties.

12.8 Payment of Expenses

□12.8.1 The relevant premium for accident insurance obtained by Party B and with Party A as the first beneficiary shall be paid by the following means (check the box □ with "√").

Please check the box□ with "√":

□Paid by Party A.

□Paid by Party A and Party B at: Party A / %, Party B / %

□12.8.2 The relevant expenses arising from the notarization of enforcement (excluding the expenses arising from the application for issuance of a certificate of enforcement) shall be paid by the following means (check the box □ with "√").

Please check the box □ with "√":

□Paid by Party A.

□Paid by Party A and Party B at: Party A / %, Party B / %

12.8.3 The expenses arising from entrustment of a third party to provide services shall be borne by the entrusting party. If the entrustment is made by the Parties jointly, they shall each bear 50% of expenses.

12.8.4 In the event that Party B fails to repay on time the debts owed to Party A hereunder, all costs incurred by Party A in realizing its debt claim, such as attorney's fees, legal fees, travel expenses, announcement fees, and service fees, shall be borne by Party B in full, and Party B hereby authorizes Party A to directly debit such costs from Party B's bank account with Party A. In case of a deficiency, Party B shall indemnify Party A in full upon receipt of notice from Party A without requiring any proof from Party A.

12.9 Party B shall, as per the requirements of Party A, (Check the box □ with "√"):

□insure its core assets and designate Party A as the first beneficiary;

□not sell or pledge the assets designated by Party A prior to settlement of credit debts;

□impose the following restrictions on the dividends of its shareholders prior to settlement of credit debts as per the requirements of Party A:

/

12.10 Party B shall make sure that its financial indicators during the Credit Extending Period are not lower than the following requirements:

/

12.11 Party B also acknowledges the contents of the Group Credit Service Cooperation Agreement (No. /) (including adjustments and supplements made by the signatory from time to time) signed between China Merchants Bank / Branch and Party B's parent company/Head Office/holding company (insert company name), and agrees to be bound by the agreement and to, as an affiliate of the group under the agreement, undertake all the obligations set forth for the affiliate of the group. In the event of violation, Party A shall be deemed to have committed a default, and Party A shall have the right to take various remedial measures against default as stipulated in this Agreement.

12.12 Other matters agreed upon:

□12.12.1 Special agreement on group customer credit (Check the box □ with "√" when applicable, and "×" when inapplicable)

(1) Party B shall not use false contracts with its related parties or creditor's rights such as bills and accounts receivable without trade background to apply for bill discounting, factoring, pledge, letter of credit, forfeiting and other services from Party A. If Party B uses related party transactions to damage or evade the creditor's rights of Party A or other branches of China Merchants Bank, it shall be regarded as a default under this Agreement, and Party A shall have the right to take corresponding measures against the default in accordance with this Agreement.

(2) A default by any of Party B to China Merchants Bank shall be deemed to be a default under the group credit facility, and Party A shall have the right to decide whether or not to take measures against Party B as agreed upon for handling default in this Agreement according to the degree of impact of default, regardless of whether or not Party B has committed a default under this Agreement.

(3) A related party transaction is the transfer of resources or obligations between two related parties, regardless of whether the price is collected or not. Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party. Parties are also considered to be related if they are subject to common control. The Parties agree that the specific definition of related party shall be as set forth by Party A.

(4) A group refers to a corporate group with a direct or indirect holding (control) or subject to holding (control) relationship, or other corporate group with substantial and significant risk association (if it is subject to joint control by a third party, there is other related party relationship, in which case assets and profits may not be transferred under the fair price principle). Control relationship means the relationship in which Party B has actual control or exercises significant influence over the other party's business decision-making, capital operation and senior manager appointment. The Parties agree that the identification of a member of the group shall be as determined by Party A.

12.12.2

/

13. Account Information

□13.1 Special Loan Account (Check the box "□" with "√" if applicable)

All loan proceeds hereunder must be disbursed and paid through the following account:

Account Name: /

Account No.: /

Beneficiary Bank: /

13.2 Collection account

13.2.1 Party A and Party B agree to designate the following account as Party B's collection account:

Account Name: Shenzhen Xunlei Networking Technologies Co., Ltd.

Account No.: ******

Beneficiary Bank: China Merchants Bank Shenzhen Shekou Sub-branch

13.2.2 The supervision requirements for this account are as follows: /

Party A shall have the right to recover the loan in advance according to Party B's fund collection status, i.e., when funds have been collected into the collection account, the loan at the amount of the funds may be deemed due in advance and Party A shall have the right to debit funds directly from the collection account to repay the loan.

13.3 Party B shall provide quarterly fund flow information of the aforesaid accounts, and shall cooperate with Party A in the supervision over the said accounts and collection of funds thereinto.

14. Applicable Law and Dispute Resolution

14.1 Conclusion, interpretation and dispute resolution of this Agreement shall be governed by the laws of the People's Republic of China (excluding the laws of Hong Kong SAR, Macao SAR and the Taiwan region); and the Parties' rights and interests shall be protected by the laws of the People's Republic of China.

14.2 Any dispute arising from the performance of this Agreement shall be resolved through negotiation between the Parties. If negotiation fails, either party may (choose one out of the following three options by checking the box □ with "√"):

☑14.2.1 Bring an action with a competent people's court at Party A's place;

□14.2.2 File a lawsuit in the people's court with jurisdiction of the Agreement Execution Place, which is /;

□14.2.3 Apply for arbitration with _/_ (insert name of the arbitration body); the place of arbitration shall be_/_.

14.3 After this Agreement and all separate agreements concluded thereunder have been notarized with mandatory enforcement force, to claim for repayment of debts owed by Party B under this Agreement and all separate agreements, Party A may directly submit an application to a competent people's court for enforcement.

15. Effectiveness of the Agreement

This Agreement will enter into force upon being signed and affixed with signature seal by legal representatives/principal responsible persons of both parties or their authorized agents and affixed with common seals/seal of contracts of both parties, and will expire automatically upon the expiration date of the Credit Extending Period or the date when all debts and other related fees owed by Party B to Party A hereunder have been fully repaid (whichever comes later).

16. Supplementary Provisions

This Agreement is executed in triplicate with Party A, Party B and the Guarantor each keeping one copy and all copies have the same legal effect.

Appendix: 1. Special Provisions Regarding Cross-border Trade Financing

2. Special Provisions Regarding Buyer/Import Factoring

3. Special Provisions Regarding Order Loan

4. Special Provisions Regarding Commercial Acceptance Bills Guarantee

5. Special Provisions Regarding Derivative Transactions

6. Special Provisions Regarding Gold Lease

Appendix 1

Special Provisions Regarding Cross-border Trade Financing

1. Cross-border coordinated trade financing is the cross-border trade financing Party B applies for from Party A based on the authentic cross-border trade background between itself and its overseas counterpart, which will be provided collectively by Party A and an overseas entity of China Merchants Bank (hereinafter "the Coordinated Platform").

2. Specific types of cross-border coordinated trade financing include: back-to-back letter of credit, entrusted issuing of letter of credit, entrusted overseas financing, certified note payment, overseas credit granting under letter of guarantee and cross-border trade financing express service. The meaning and business rules of each type of service will be agreed under separate service agreement.

3. Under back-to-back letter of credit, the master letter of credit issued by Party A upon Party B's application will directly occupy the Credit Line hereunder, and documentary credit or advance made by Party A (whether during or after the Credit Extending Period) under such master letter of credit for performing its obligations as the issuing bank and corresponding interests and fees thereof will constitute Party B's financing indebtedness to Party A and will be included in the scope of credit guarantee.

Under entrusted issuing of letter of credit/entrusted overseas financing, the letter of credit applied for/trade financing provided by overseas entity which Party A, upon Party B's application, entrusts the Coordinated Platform to accept, will occupy the Credit Line hereunder. Where Party A makes import letter of credit collection payment or advance for outward payment under import collection to Party B's benefit (whether during or after the Credit Extending Period), such payment or advance and related interests and fees thereof will directly constitute Party B's financing indebtedness to Party A and included in the scope of credit guarantee.

Under commercial paper guarantee, upon Party B's application, Party A will directly occupy the Credit Line hereunder to provide guarantee for the commercial bills accepted by Party B. If Party B fails to make full payment for the bills on time, Party A shall have the right to made advances for the guaranteed bills, and such advances (whether made during or after the Credit Extending Period) and related interests and fees thereof will be included in the scope of credit guarantee.

Under overseas crediting for letters of guarantee service, letters of guarantee/standby letters of credit issued by Party A upon Party B's application will directly occupy the Credit Line hereunder. After the overseas company has transferred collection rights (non-claim rights) under the letters of guarantee to the Coordinated Platform, advances made by Party A (whether during or after the Credit Extending Period) upon claim from the Coordinated Platform made based on the letters of guarantee/standby letters of credit and related interests and fees thereof will directly constitute Party B's financing indebtedness to Party A and will be included in the scope of the credit guarantee.

Under cross-border trade financing express service, after Party A has approved Party B's trade financing application, the trade financing directly provided to Party B by the Coordinated Platform will occupy the Credit Line hereunder. In case that Party B fails to pay off trade financing of the Coordinated Platform on time, Party A shall have the right to make the repayment in the form of documentary credit or advance, such b documentary credit or advance (whether made during or after the Credit Extending Period) and related interests and fees thereof will constitute Party B's financing indebtedness to Party A and will be included in the scope of credit guarantee.

Appendix 2

Special Provisions Regarding Buyer/Import Factoring

1. Definitions

1.1 Buyer/import factoring service refers to comprehensive factoring services covering payment approval and accounts receivable collection & management provided by Party A as the buyer/import factor for the seller/export factor after the latter has acquired accounts receivable against Party B as the accounts receivable debtor under the relevant commercial contract.

Under the buyer/import factoring service, in case Party B constitutes buyer credit risk, Party A shall assume payment approval liability for the buyer/export factor; in case any dispute arises during performance of the commercial contract, Party A shall have the right to transfer the acquired accounts receivable back to the seller/export factor.

1.2 The seller/export factor is the party who has concluded the factoring service agreement with the supplier/service provider (accounts receivable creditor) under the commercial contract and acquired accounts receivable held by the accounts receivable creditor. Party A can serve as both the buyer/import factor and the seller/export factor concurrently.

1.3 A dispute arises when Buyer raises objection, counter-claim, offset or similar action against the accounts receivable acquired by Party A due to any dispute between the accounts receivable creditor and Party B concerning goods, services, invoices or other causes related to the commercial contract, or when any third party makes claim, applies for attachment, freezing or seizure or takes other similar actions against the accounts receivable under this Agreement; it will be deemed a dispute has arisen so long as the accounts receivable acquired by Party A cannot be fulfilled whether in whole or in part due to any reason other than credit risk of the buyer.

1.4 Commercial contracts refer to transaction contracts concluded between Party B and the accounts receivable creditor for the trading of goods and/or services.

1.5 Under payment approval/payment guarantee, after Party B has constituted buyer credit risk, Party A as buyer/importer shall pay corresponding amount of accounts receivable to the seller/export factor within a certain time limit following maturity of the accounts receivable.

2. Upon Party B's application, Party A agrees to provide buyer/import factoring service for Party B within the scope of the Credit Line, and the accounts receivable transferred from the seller/export factor shall subtract from/occupy the Credit Line under the Credit Agreement based on its amount.

The amount paid by Party A as the buyer/import factor to fulfill its approved payment/guaranteed payment obligation and all associated fees will be deemed as credit facility issued to Party B under the Credit Agreement (at interest rate of / within 30 days from the date of issuance and at / afterwards), which will be included in the scope of credit guarantee provided by Party B. Party A shall have the right to take any measures agreed under the Credit Agreement to recover the approved payment/guaranteed payment from Party B. So long as the seller/export factor (whether it is Party A or not) has acquired accounts receivable within the Credit Extending Period, even though the approved payment obligation is fulfilled by Party A following expiration of the said period, Party A shall still have the right to claim from Party B in accordance with the Credit Agreement and relevant commercial contract.

3. Buyer/import factoring fee

Buyer/import factoring fee refers to a business management fee collected by Party A for the provision of buyer/import factoring service to Party B, which will be charged from Party B upon transfer settlement at a certain percentage of the amount of the accounts receivable; the specific rate standard will be reasonably determined by Party A in accordance with its business rules.

4. Party B hereby gives up the right to raise objection to any dispute arising out of the performance of the commercial contract. Therefore, regardless if there is any other agreement, once Party B fails to make payment according to provisions of the commercial contract, it will be deemed that Party B has constituted buyer credit risk, and Party A will proceed to approve the payment, to which Party B has no objection.

Appendix 3

Special Provisions Regarding Order Loan

1. Order loan refers to a loan that Party A extends to Party B based on the commercial contract (or project contract) concluded between Party B and a downstream client (the payor), to be used by Party B for performing routine production and operation activities under the commercial contract (or project contract) and will be repaid by sales income (or project income) under the relevant contract as the first source of repayment.

2. Party B shall open a sales income account with Party A for commercial contracts (or project contracts). Sales income under all commercial contracts (project contracts) which have applied for order loan must be remitted directly to this special account, and may not be used or changed without Party A's approval. Party B must notify the payor that this special account is the only account to receive sales income. Party A shall have the right to debit funds from the special account to pay for principals, interests, penalty interests and other related fees of the order loan financing.

3. Under any of the following situations, Party A may immediately suspend Party B's utilization of Credit Line under the Credit Agreement and adopt corresponding breach remedies in accordance with the Credit Agreement.

3.1 Party B's downstream client has been delinquent in payment for three times consecutively, and Party A reasonably believes that its financial condition has deteriorated to a degree not conducive to protecting Party A's debt claim;

3.2 Party B’s supplier qualification has been canceled by its downstream client, or Party B fails to deliver goods to its downstream client on time, or quality of the goods supplied by Party B to its downstream client is unstable, or Party B fails to proceed with its works on schedule without approval of its downstream client, or Party B's professional qualification is lowered to a degree not conforming to its downstream client's requirements, or Party A reasonably believes that Party B has encountered operational difficulty or its financial condition has deteriorated, or total amount of payments from Party B's downstream client has been lower than the total monthly payable amount due from Party B under relevant financing contract for three months consecutively, or the downstream client fails to make installment payment in accordance with relevant project contract for two times consecutively.

Appendix 4

Special Provisions Regarding Commercial Acceptance Bills Guarantee

1. Commercial acceptance bills guarantee refers to the service by which Party A provides discount for the commercial acceptance bills accepted, endorsed or guaranteed by Party B or allows the bill holder to apply for discount from any branch of China Merchants Bank (hereinafter "Other Discount Acceptance Bank"). The bill holder (hereinafter "Discount Applicant") may apply for discount from Party A or Other Discount Acceptance Banks by presenting the commercial acceptance bill. Such discount service will occupy a corresponding amount of the Credit Line hereunder.

As the provision of acceptance discount service for commercial acceptance bills by Party A to Party B is the precondition for Other Discount Acceptance Banks to accept discount applications from the bill holder, Other Discount Acceptance Banks, after processing the discount, shall have the right to transfer the discounted bills to Party A; Party A shall be obliged to accept such transfer, and Party B has no objection to this provision.

2. Commercial acceptance bills referred to hereunder include both paper commercial acceptance bills and electronic commercial acceptance bills (hereinafter "Electronic Commercial Bills"); the interest payment methods include interest payment by the buyer, interest payment by the seller, interest payment by other party, and interest payment by agreement.

3. During the Credit Extending Period, Party B must open a commercial acceptance bill bond account with Party A (the account number will be the one generated or recorded by Party A's system when the bond is deposited), and before the acceptance of each bill, deposit a certain amount of money into the bond account as per the percentage required by Party A to serve as the payment margin for the commercial accepted bills which are discounted or acquired from other Discount Acceptance Bank by Party A.

If Party B is the acceptor of the commercial acceptance bill, it shall deposit full amount of payable bill into the bond account it opens with Party A before maturity of each commercial acceptance bill, to pay for the bill when it falls due.

4. During the Credit Extending Period, the discount applicant may present the commercial acceptance bills accepted, endorsed or guaranteed by Party B directly to Party A for discount, or to another Discount Acceptance Bank for discount. Party A or the Other Discount Acceptance Bank shall have the right to examine the qualification of the discount applicant and requires Party B to verify and confirm, and decide at its sole discretion whether to provide discount or not.

After Other Discount Acceptance Bank has provided discount, it shall have the right to transfer the discounted commercial acceptance bills to Party A in accordance with applicable rules of China Merchants Bank. When Party A, after processing the discount or acquiring commercial acceptance bills from Other Discount Acceptance Bank, presents the bill to Party B for payment, Party B shall unconditionally make full payment for the payable bill on time.

5. The issuance, acceptance, guarantee, endorsement and discounting of each electronic commercial bill shall be subject to the transaction information saved in the Commercial Paper Exchange System of China or Electronic Commercial Draft System or the customer statement or other transaction records produced or printed based on such transaction information. The information retained in the Commercial Paper Exchange System of China or the Electronic Commercial Draft System or other transaction records produced or printed based on such transaction information is an integral part of this Appendix and have the same legal effect as this Appendix, and Party B acknowledges its accuracy, authenticity and legality.

6. Any disputes arising out of or in connection with the underlying contract on the commercial acceptance bills for which Party A guarantees to discount within shall be resolved by Party B and the party concerned through negotiation, and Party B shall still have the obligation to deposit sufficient amount of security and bill amount on time in accordance with Article 3.

7. After Party A provides discount for the commercial bill accepted, endorsed or guaranteed by Party B or acquiring such commercial bill from Other Discount Acceptance Bank, if Party B or the bill payer fails to deposit sufficient amount for the commercial acceptance bill before it falls due, Party A shall have the right to directly take claim measures against Party B, including but not limited to debiting corresponding payment from any deposit account of Party B with China Merchants Bank. If Party A makes advance due to Party B's short payment and the balance in Party B's account balance insufficient to cover it, Party A shall have the right to collect a penalty interest from Party B at 5/10,000 of the advanced amount per day in accordance with applicable provisions of the Payment Settlement Measures.

Appendix 5

Special Provisions Regarding Derivative Transactions

1. Derivative transactions processed by Party A upon Party B's application may occupy the Credit Line by a certain percentage of the nominal principal of transaction/transaction amount, or in the case of floating loss on a derivative transaction, Party A may, in accordance with specific agreement between the Parties, occupy additional credit line of Party B (upon the occurrence of each transaction, Party A will determine the credit line amount to be taken up based on the type, duration and risk of such transaction and the risk coefficient of the transaction corresponding to the deducted credit line); the actual credit line amount taken up will be subject to the contents recorded on the credit line occupation notice and/or transaction confirmation letter/verification letter and other related transaction documents issued by Party A.

2. All derivative transactions that still have balances or incur losses during the Credit Extending Period, whether the transactions arise during or after the Credit Extending Period, will occupy the Credit Line in accordance with the preceding provision.

Appendix 6

Special Provisions Regarding Gold Lease

1. "Gold Lease" service refers to the service by which Party A leases physical gold to Party B and Party B shall return to Party A equivalent quantity of gold of same nature and attribute upon expiration of the lease term and shall pay rents in Chinese Renminbi (RMB) to Party A on schedule.

2. Party A may provide gold lease service for Party B upon Party B's application within the Credit Extending Period and the scope of the Credit Line; physical gold leased by Party A will occupy amount of the Credit Line by a corresponding value agreed under the gold leasing agreement signed by the Parties and will constitute Party B's debts to Party A.

Party B's Statement:

All terms and conditions of this Agreement have been fully negotiated by the Parties. Party A has drawn Party B's special attention to the provisions concerning the exemption or alleviation of Party A's liabilities and other provisions in which Party B has substantial interest, and has made explanations for the above provisions at the request of Party B. Party B has obtained a comprehensive and accurate understanding of the same. All signatory parties' understandings of the terms and conditions of this Agreement are fully consistent.

(The remainder is intentionally left blank)

(The following is for signature of the Credit Agreement No.: 755XY2021040155 (Applicable to working capital loan not requiring a separate loan contract)

Party A: China Merchants Bank Shenzhen Branch

/s/ Seal of China Merchants Bank Shenzhen Branch

Principal Responsible Person or Authorized Agent (Signature/Name Seal): /s/ Yue Ying

Address: Building of China Merchants Bank Shenzhen Branch, No. 2016, Shennan Avenue, Lianhua Street Futian District, Shenzhen Municipality

Party B: Shenzhen Xunlei Networking Technologies Co., Ltd.

/s/ Seal of Shenzhen Xunlei Networking Technologies Co., Ltd.

Legal Representative/Principal Responsible Person or Authorized Agent (Signature/Name Seal): /s/ Wu Kening

Address: 21-23/F, Block B, Building 12, Shenzhen Bay Science and Technology Ecological Park, 18 Community Science and Technology South Road, Yuehai Street, High-tech Zone, Nanshan District, Shenzhen Municipality, Guangdong Province

Company email: ******

Company fax: /

Contact mobile number: ******

Company WeChat ID: /

Signing date: December 2, 2021